Exhibit 10.39
409A Amendments
TOYS “R” US, INC.
Amendment No. 1 to the Employment Agreement
with Gerald Storch
          This Amendment No. 1 to the Employment Agreement dated as of February 6, 2006 (the “Agreement”) between Toys “R” Us, Inc. (the “Company”) and Gerald Storch (“Executive”) is made this 27th day of October 2008.
          The Executive Committee of the Board of Directors of the Company and Executive have determined that it is in their best interests to amend the Agreement to include special provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation. In consideration of the mutual covenants contained herein and the continued employment of Executive by the Company, the parties agree as follows:
1.	Post-Termination Health Coverage. The Agreement is hereby amended by adding the following sentences to the end of Section 7(c)(iii)(D):

“To the extent that any portion of the medical, dental and life insurance coverage under this Section 7(c)(iii)(D) during the period of coverage is provided pursuant to a self-insured arrangement as defined in Internal Revenue Code Section 105 or is otherwise taxable, the benefits provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights pursuant to this Section 7(c)(iii)(D) shall not be subject to liquidation or exchange for another benefit.”

2.	Cooperation. The Agreement is hereby amended by adding the following sentences to the end of Section 12(k):

“If Executive is entitled to be paid or reimbursed for any expenses under this Section 12(k), the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights to payment or reimbursement of expenses pursuant to this Section 12(k) shall expire at the end of 20 years after the Execution Date and shall not be subject to liquidation or exchange for another benefit.”

3.	Section 409A. The Agreement is hereby amended by adding the following sentences to the beginning of Section 12(n):

“This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable advice and regulations issued thereunder. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Agreement by reason of Executive’s termination of employment, such amount or benefit will not be payable or distributable to Executive by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Agreement that is permissible under Section 409A.

Whenever in this Agreement the provision of a payment or benefit is conditioned on Executive’s execution and non-revocation of a release of claims, such release must be executed, and all revocation periods shall have expired, within 60 days after the date of termination of Executive’s employment, but the Company may elect to commence payment at any time during such 60-day period.

If any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a “specified employee” (as defined in Code Section 409A and applicable regulations), then payment or commencement of such non-exempt amounts or benefits shall be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from service.”
          Except as expressly amended hereby, the terms of the Agreement shall be and remain unchanged and the Agreement as amended hereby shall remain in full force and effect.
          IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be duly executed.

TOYS “R” US, INC.
By:	/s/ Richard Cudrin

/s/ Gerald L. Storch
Gerald L. Storch